Exhibit 5.1

Hogan Lovells US LLP 390 Madison Avenue New York, NY 10017 T +1 212 918 3000 F +1 212 918 3100 www.hoganlovells.com

November 1, 2024

Board of Directors
ITT Inc.
100 Washington Boulevard, 6th Floor
Stamford, CT 06902

To the addressee referred to above:
We are acting as counsel to ITT Inc., an Indiana corporation (the “Company”), in connection with its registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission on the date hereof relating to the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of the offer and sale by the Company pursuant to Rule 415 under the Act, of an unlimited amount of one or more series of the following securities of the Company: (i) shares of common stock, par value $1.00 per share (the “Common Stock”); (ii) shares of preferred stock, without par value (the “Preferred Stock”); (iii) debt securities (the “Debt Securities”); (iv) depositary shares representing Preferred Stock (the “Depositary Shares”); (v) warrants to purchase Common Stock (the “Common Stock Warrants”), Preferred Stock (the “Preferred Stock Warrants”) and/or Debt Securities (the “Debt Warrants” and, collectively with the Common Stock Warrants and the Preferred Stock Warrants, the “Warrants”); (vi) rights to purchase Common Stock, Preferred Stock and/or Debt Securities (the “Subscription Rights”); (vii) purchase contracts to purchase Common Stock, Preferred Stock and/or Debt Securities (the “Purchase Contracts”); (viii) purchase units consisting of a Purchase Contract and a beneficial interest in Debt Securities or debt obligations of third parties, including U.S. Treasury securities (the “Purchase Units”); and (ix) units (the “Units” and, collectively with the Common Stock, Preferred Stock, Debt Securities, Depositary Shares, Warrants, Subscription Rights, Purchase Contracts and Purchase Units, the “Securities”) comprised of two or more of any of the Securities, all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter
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expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Securities of the Company to be offered from time to time will have been duly authorized and established by proper action of the board of directors of the Company or a duly authorized committee of such board (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Company’s charter and bylaws and applicable Indiana corporate law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of offer, issuance and sale of any Securities, the Registration Statement shall have become effective under the Act, and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) any Debt Securities will be issued pursuant to the Indenture, dated as of May 1, 2009, between ITT Inc., as successor in interest to ITT Corporation, and U.S. Bank Trust Company, National Association, as successor trustee to MUFG Union Bank, N.A. (the “Indenture”), filed as Exhibit 4.1 to the Registration Statement and as may be amended or supplemented from time to time in accordance with its terms; (iv) the Indenture will be qualified under the Trust Indenture Act of 1939, as amended; (v) prior to any issuance of Preferred Stock or Depositary Shares, appropriate certificates of designation will be accepted for record by the Secretary of State of the State of Indiana; (vi) any Depositary Shares will be issued under one or more deposit agreements, each to be between the Company and a financial institution identified therein as a depositary; (vii) any Common Stock Warrants will be issued under one or more equity warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (viii) any Preferred Stock Warrants will be issued under one or more equity warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (ix) any Debt Warrants will be issued under one or more debt warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (x) any Subscription Rights will be issued under one or more subscription rights agreements, each to be between the Company and a financial institution identified therein as a subscription rights agent; (xi) any Purchase Contracts will be issued under one or more purchase contract agreements, each to be between the Company and a financial institution identified therein as a purchase contract agent; (xii) any Purchase Units will be issued under one or more purchase contract agreements, each to be between the Company and a financial institution identified therein as a purchase contract agent; (xiii) any Units will be issued under one or more unit agreements, each to be between the Company and a financial institution identified therein as a unit agent; (xiv) if being sold by the issuer thereof, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; (xv)

the laws of the State of New York will be the governing law under any equity warrant agreement, debt warrant agreement, deposit agreement, subscription rights agreement, purchase contract agreement or unit agreement; and (xvi) the Company will remain an Indiana corporation.
To the extent that the obligations of the Company with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that the other party under the Indenture, under the deposit agreement for any Depositary Shares, under the warrant agreement for any Warrants, under the subscription rights agreement for any Subscription Rights, under the purchase contract agreement for any Purchase Contracts or Purchase Units and under the unit agreement for any Units, and namely, the trustee, the depositary, the warrant agent, the subscription rights agent, the purchase contract agent or the unit agent, respectively, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party is duly qualified to engage in the activities contemplated by such Indenture, deposit agreement, warrant agreement, subscription rights agreement, purchase contract agreement or unit agreement, as applicable; that such Indenture, deposit agreement, warrant agreement, subscription rights agreement, purchase contract agreement or unit agreement, as applicable, has been duly authorized, executed and delivered by the other party and constitutes the legal, valid and binding obligation of the other party, enforceable against the other party in accordance with its terms; that such other party is in compliance with respect to performance of its obligations under such Indenture, deposit agreement, warrant agreement, subscription rights agreement, purchase contract agreement or unit agreement, as applicable, with all applicable laws, rules and regulations; and that such other party has the requisite organizational and legal power and authority to perform its obligations under such Indenture, deposit agreement, warrant agreement, subscription rights agreement, purchase contract agreement or unit agreement, as applicable.
This opinion letter is based as to matters of law solely on the applicable provisions of the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other statutes, rules, or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules, or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that:
(a)The Debt Securities (including any Debt Securities duly issued upon the exercise of Debt Warrants), upon authentication by the trustee and due execution and delivery on behalf of the Company in accordance with the Indenture and any supplemental indenture or board resolution relating thereto, will constitute valid and binding obligations of the Company.
(b)The depositary receipts evidencing the Depositary Shares, upon due countersignature thereof and issuance against a deposit of duly authorized and validly issued Preferred Stock in accordance with the deposit agreement relating thereto, will be validly issued and entitle the holders thereof to the rights specified in such depositary receipts and deposit agreement.

(c)The Common Stock Warrants, upon due execution and delivery of an equity warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Common Stock Warrants by such warrant agent, and upon due execution and delivery of the Common Stock Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.
(d)The Preferred Stock Warrants, upon due execution and delivery of an equity warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Preferred Stock Warrants by such warrant agent, and upon due execution and delivery of the Preferred Stock Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.
(e)The Debt Warrants, upon due execution and delivery of an equity warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Debt Warrants by such warrant agent, and upon due execution and delivery of the Debt Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.
(f)The Subscription Rights, upon due execution and delivery of a subscription rights agreement relating thereto on behalf of the Company, and upon due execution and delivery of one or more certificates bearing such terms on behalf of the Company, will constitute valid and binding obligations of the Company.
(g)The Purchase Contracts, upon due execution and delivery of a purchase contract agreement relating thereto on behalf of the Company and the purchase contract agent named therein, and upon due execution and delivery of the Purchase Contracts on behalf of the Company, will constitute valid and binding obligations of the Company.
(h)The Purchase Units, upon due execution and delivery of a purchase contract agreement relating thereto on behalf of the Company and the purchase contract agent named therein and due authentication of the Purchase Units by such purchase contract agent, and upon due execution and delivery of the Purchase Units on behalf of the Company, will constitute valid and binding obligations of the Company.
(i)The Units, upon due execution and delivery of a unit agreement relating thereto on behalf of the Company, and upon due execution and delivery of such Units and the underlying Securities that are components of such Units in accordance with the applicable agreement governing such Securities, and assuming that any underlying Securities not issued by the Company that are components of such Units have been duly and properly authorized for issuance and constitute valid and binding obligations enforceable against the issuer thereof in accordance with their terms, such Units will constitute valid and binding obligations of the Company.
The opinions expressed in paragraphs (a), (c), (d), (e), (f), (g), (h) and (i) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights and remedies (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances and fraudulent, preferential or voidable transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law), including, without limitation, principles limiting the availability of specific performance and injunctive relief.
It should be understood that the opinion in paragraph (f) above concerning the Subscription Rights does not address the determination a court of competent jurisdiction may make regarding whether the board of directors of the Company would be required to redeem or terminate, or take other action with respect to, the Subscription Rights at some future time based on the facts and circumstances existing at that time and that our opinion in paragraph (f) above addresses the Subscription Rights and the rights agreement in their entirety and not any particular provision of the Subscription Rights or the rights agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.
This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP
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